Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Fourth Quarter and Full-Year 2024 Financial Results
•Total revenue increased 18.7% to $663.3 million for the fourth quarter and 18.2% to $2,621.0 million for the year
•Net income increased 57.0% to $37.2 million for the fourth quarter and 105.3% to $156.2 million for the year
•Diluted EPS increased to $0.17 for the fourth quarter and $0.74 for the year
•Adjusted net income increased 58.7% to $60.3 million for the fourth quarter and 54.6% to $200.5 million for the year
•Adjusted EBITDA increased 28.5% to $177.0 million for the fourth quarter and 26.1% to $676.8 million for the year
•Adjusted diluted EPS increased to $0.27 for the fourth quarter and $0.95 for the year
•Reduced net debt leverage ratio to under 2.3 times
•Delivered positive net cash provided by operating activities and free cash flow for the third consecutive quarter
•Raised 2025 outlook based on early 2025 results
CHANHASSEN, Minn. (February 27, 2025) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal fourth quarter and full-year ended December 31, 2024.
Bahram Akradi, Founder, Chairman and CEO, stated: “I am pleased with our performance in 2024, and I would like to thank all of our team members for their passion and dedication to helping our company and brand reach this new level of excellence. We delivered strong double-digit revenue and Adjusted EBITDA growth, reduced our leverage, and generated positive free cash flow. We exceeded every single financial objective we had set forth. More importantly, the strength and desirability of Life Time resulted in:
•Record levels of member engagement coupled with our highest level of visits per membership, and
•Record membership retention, driving the highest revenue per membership we have seen in our 32-year history.
We remain well positioned to continue to execute on the significant growth opportunities ahead while maintaining the strength of our margin profile and balance sheet.”
Financial Summary

	Three Months Ended			Year Ended
($ in millions, except for Average center revenue per center membership data)	December 31,			December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
Total revenue	$663.3	$558.8	18.7%	$2,621.0	$2,216.6	18.2%
Center operations expenses	$343.9	$288.3	19.3%	$1,392.4	$1,184.4	17.6%
Rent	$79.1	$71.9	10.0%	$304.9	$275.1	10.8%
General, administrative and marketing expenses (1)	$61.2	$54.1	13.1%	$221.0	$201.1	9.9%
Net income	$37.2	$23.7	57.0%	$156.2	$76.1	105.3%
Adjusted net income	$60.3	$38.0	58.7%	$200.5	$129.7	54.6%
Adjusted EBITDA	$177.0	$137.7	28.5%	$676.8	$536.8	26.1%
Comparable center revenue (2)	13.5%	11.7%		12.2%	15.3%
Center memberships, end of period	812,062	763,216	6.4%	812,062	763,216	6.4%
Average center revenue per center membership	$796	$711	12.0%	$3,160	$2,810	12.5%
(1)    The three months ended December 31, 2024 and 2023 included non-cash share-based compensation expense of $18.3 million and $11.9 million, respectively. The years ended December 31, 2024 and 2023 included non-cash share-based compensation expense of $45.4 million and $44.8 million, respectively.

(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Fourth Quarter 2024 Information
•Revenue increased 18.7% to $663.3 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings.
•Center memberships increased by 48,846, or 6.4%, when compared to December 31, 2023, and decreased consistent with seasonality expectations by 14,440 from the third quarter 2024, to 812,062.
•Total subscriptions, which include center memberships and our digital on-hold memberships, increased 6.3% to 866,085 as compared to December 31, 2023.
•Center operations expenses increased 19.3% to $343.9 million primarily due to operating costs related to our new and ramping centers as well as costs to support growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 13.1% to $61.2 million primarily due to increases in share-based compensation and benefit-related expenses, information technology costs, and center support overhead to enhance and broaden our member services and experiences.
•Net income increased $13.5 million to $37.2 million primarily due to improved business performance, partially offset by a tax-effected write-off of $7.7 million of unamortized debt discounts and issuance costs associated with the extinguishment of our former Term Loan Facility and Construction Loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes.
•Adjusted net income increased $22.3 million to $60.3 million and Adjusted EBITDA increased $39.3 million to $177.0 million as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
Full-Year 2024 Information
•Revenue increased 18.2% to $2,621.0 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings.
•Center operations expenses increased 17.6% to $1,392.4 million primarily due to operating costs related to our new and ramping centers as well as costs to support growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 9.9% to $221.0 million primarily due to increases in information technology costs, center support overhead to enhance and broaden our member services and experiences, and share-based compensation and benefit-related expenses.
•Net income increased $80.1 million to $156.2 million primarily due to improved business performance, and to a lesser extent tax-effected one-time net gains of $3.7 million on sales of land and $2.0 million on sale-leaseback transactions in the current year as compared to tax-effected one-time net losses of $10.9 million on sale-leaseback transactions and $4.6 million on the sale of land in the prior year, partially offset by a tax-effected write-off of $10.4 million of unamortized debt discounts and issuance costs associated with the extinguishment of our former Term Loan Facility and Construction Loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes in the current year. Net income in the prior year also included a $3.9 million tax-effected one-time gain on the sale of two triathlon events.
•Adjusted net income increased $70.8 million to $200.5 million and Adjusted EBITDA increased $140.0 million to $676.8 million as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
New Center Openings
•We opened two new centers during the fourth quarter and a total of eight centers for the year.
•As of December 31, 2024, we operated a total of 179 centers.

Cash Flow Highlights
•Net cash provided by operating activities increased 23.5% to $163.1 million for the fourth quarter and 24.2% to $575.1 million for the year.
•We achieved positive free cash flow of $26.5 million for the fourth quarter and $273.6 million for the year, including $207.4 million of net proceeds from sale-leaseback transactions for the year.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Year Ended
($ in millions)	December 31,			December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
Growth capital expenditures (1)	$74.6	$99.1	(24.7)%	$334.5	$467.9	(28.5)%
Maintenance capital expenditures (2)	$38.6	$21.1	82.9%	$108.6	$102.9	5.5%
Modernization and technology capital expenditures (3)	$23.1	$47.9	(51.8)%	$81.4	$127.2	(36.0)%
Total capital expenditures	$136.3	$168.1	(18.9)%	$524.5	$698.0	(24.9)%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of general maintenance of existing centers.
(3)    Consist of modernization of existing centers and technology.
Liquidity and Capital Resources
•Our net debt leverage ratio improved to 2.28x as of December 31, 2024, from 3.61x as of December 31, 2023.
•As of December 31, 2024, our total available liquidity was $619.7 million, which included availability on our $650.0 million revolving credit facility and cash and cash equivalents.
•We consummated several transactions in 2024 that strengthened our balance sheet and financial position, including:
◦Completed an equity offering of 13.8 million shares, which included 6.0 million primary shares resulting in net proceeds to the Company of $124.0 million. We used a portion of these net proceeds to pay down an aggregate principal amount of $110.0 million of our former Term Loan Facility.
◦Upsized and extended our revolving credit facility to $650.0 million. After delivery of our fourth quarter results, interest will be at Secured Overnight Financing Rate (SOFR) plus an applicable margin of 2.25% (subject to a certain 25 basis points ratings-based step-down).
◦Incurred new term loans maturing in 2031 in an aggregate principal amount of $1,000 million. The term loans bear interest at a rate per annum equal to SOFR plus an applicable margin of 2.50% (subject to a certain 25 basis points ratings-based step-down).
◦Issued $500.0 million in aggregate principal amount of 6.000% Senior Secured Notes due 2031.
◦Satisfied and discharged in full the aggregate principal balance and unpaid accrued interest of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes.
◦Completed sale-leaseback transactions for six properties that generated $207.4 million of net proceeds.

2025 Outlook
Full-Year 2025 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2025
	December 31, 2025	December 31, 2024	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	January 16, 2025)
Revenue	$2,925 – $2,975	$2,621.0	12.6%	$2,910 – $2,970
Net Income	$277 – $284	$156.2	79.6%	$262 – $269
Adjusted EBITDA	$780 – $800	$676.8	16.7%	$760 – $780
Rent	$337 – $347	$304.9	12.2%	$337 – $347
The Company also expects to achieve the following operational and financial results for full-year fiscal 2025:
•Open 10 to 12 new centers.
•Manage our net debt leverage ratio to maintain at or below 2.25 times.
•Comparable center revenue growth of 7% to 8%.
•Adjusted EBITDA growth driven primarily by dues revenue growth and expanded operating leverage.
•Rent to include non-cash rent expense of $35 million to $38 million.
•Interest expense, net of interest income and capitalized interest, of approximately $90 million to $94 million, reflecting the reduced debt levels we achieved in 2024 and the debt refinancing completed in the fourth quarter of fiscal 2024.
•Provision for income tax rate estimate of 27%.
•Cash income tax expense of $58 million to $62 million.
Conference Call Details
A conference call to discuss our fourth quarter and full-year financial results is scheduled for today:
•Date: Thursday, February 27, 2025
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 4Q and Full Year 2024 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through March 13, 2025:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1375 1286
# # #
About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 175 athletic country clubs across the United States and Canada. The health and wellness pioneer also delivers a range of healthy way of life programs and information via its complimentary Life Time Digital app. The Company’s healthy living, healthy aging, healthy entertainment communities and ecosystem serve people 90 days to 90+ years old and is supported by a team of more than 42,000 dedicated professionals. In addition to delivering the best programs and experiences through its clubs, Life Time owns and produces nearly 30 of the most iconic athletic events in the country.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2025, growth, cost efficiencies and margin expansion, capital expenditures and free cash flow, improvements to its balance sheet, net debt and leverage, interest expense, consumer demand, industry and economic trends, tax rates and expense, rent expense, expected number and timing of new center openings and successful signings and closings of center takeovers and sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Investors
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Center revenue	$646,384	$546,050	$2,546,651	$2,154,329
Other revenue	16,899	12,784	74,344	62,264
Total revenue	663,283	558,834	2,620,995	2,216,593
Operating expenses:
Center operations	343,877	288,257	1,392,421	1,184,370
Rent	79,141	71,926	304,945	275,122
General, administrative and marketing	61,211	54,126	221,047	201,131
Depreciation and amortization	69,613	64,330	274,681	244,397
Other operating expense	22,466	21,526	70,418	86,363
Total operating expenses	576,308	500,165	2,263,512	1,991,383
Income from operations	86,975	58,669	357,483	225,210
Other (expense) income:
Interest expense, net of interest income	(37,012)	(34,548)	(148,095)	(130,797)
Equity in (loss) earnings of affiliates	(217)	90	(620)	377
Total other expense	(37,229)	(34,458)	(148,715)	(130,420)
Income before income taxes	49,746	24,211	208,768	94,790
Provision for income taxes	12,583	527	52,528	18,727
Net income	$37,163	$23,684	$156,240	$76,063

Income per common share:
Basic	$0.18	$0.12	$0.77	$0.39
Diluted	$0.17	$0.12	$0.74	$0.37
Weighted-average common shares outstanding:
Basic	207,142	196,463	201,640	195,671
Diluted	220,267	203,420	211,164	204,005

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$10,879	$11,161
Restricted cash and cash equivalents	16,999	18,805
Accounts receivable, net	25,087	23,903
Center operating supplies and inventories	60,266	52,803
Prepaid expenses and other current assets	52,826	57,751
Income tax receivable	4,918	10,101
Total current assets	170,975	174,524
Property and equipment, net	3,193,671	3,171,616
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,313,311	2,202,601
Intangible assets, net	171,643	172,127
Other assets	67,578	75,914
Total assets	$7,152,537	$7,032,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,810	$81,252
Construction accounts payable	101,551	108,730
Deferred revenue	58,252	49,299
Accrued expenses and other current liabilities	179,444	185,305
Current maturities of debt	22,584	73,848
Current maturities of operating lease liabilities	70,462	58,764
Total current liabilities	520,103	557,198
Long-term debt, net of current portion	1,513,157	1,859,027
Operating lease liabilities, net of current portion	2,381,094	2,268,863
Deferred income taxes, net	85,255	56,066
Other liabilities	42,578	36,875
Total liabilities	4,542,187	4,778,029
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 207,495 and 196,671 shares issued and outstanding, respectively	2,075	1,967
Additional paid-in capital	3,041,645	2,835,883
Accumulated deficit	(420,573)	(576,813)
Accumulated other comprehensive loss	(12,797)	(6,925)
Total stockholders’ equity	2,610,350	2,254,112
Total liabilities and stockholders’ equity	$7,152,537	$7,032,141

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$156,240	$76,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	274,681	244,397
Deferred income taxes	29,457	14,577
Share-based compensation	51,034	50,144
Non-cash rent expense	33,739	37,544
Impairment charges associated with long-lived assets	11,018	14,466
(Gain) loss on disposal of property and equipment, net	(6,794)	14,089
Loss on debt extinguishment	13,839	—
Amortization of debt discounts and issuance costs	7,002	7,821
Changes in operating assets and liabilities	2,387	6,465
Other	2,514	(2,562)
Net cash provided by operating activities	575,117	463,004
Cash flows from investing activities:
Capital expenditures	(524,535)	(697,993)
Acquisitions, net of cash acquired	—	(1,616)
Proceeds from sale-leaseback transactions	207,421	121,831
Proceeds from the sale of land	15,577	4,169
Other	8,793	(551)
Net cash used in investing activities	(292,744)	(574,160)
Cash flows from financing activities:
Proceeds from borrowings	1,500,000	44,291
Repayments of debt	(411,766)	(15,026)
Proceeds from revolving credit facility	1,225,000	1,376,000
Repayments of revolving credit facility	(1,305,000)	(1,306,000)
Purchase of U.S. government obligations for the satisfaction and discharge of debt	(1,424,467)	—
Repayments of finance lease liabilities	(926)	(1,031)
Proceeds from financing obligations	4,300	1,500
Repayments of financing obligations	—	—
Payments of debt discounts and issuance costs	(22,325)	(3,050)
Proceeds from the issuance of common stock, net of issuance costs	123,964	—
Proceeds from stock option exercises	25,933	15,770
Proceeds from issuances of common stock in connection with the employee stock purchase plan	2,818	3,479
Other	(1,916)	(381)
Net cash (used in) provided by financing activities	(284,385)	115,552
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	(76)	61
(Decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(2,088)	4,457
Cash and cash equivalents and restricted cash and cash equivalents—beginning of period	29,966	25,509
Cash and cash equivalents and restricted cash and cash equivalents—end of period	$27,878	$29,966

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Membership Data
Center memberships	812,062	763,216	812,062	763,216
Digital on-hold memberships	54,023	51,720	54,023	51,720
Total memberships	866,085	814,936	866,085	814,936

Revenue Data
Membership dues and enrollment fees	73.9%	74.1%	72.8%	72.3%
In-center revenue	26.1%	25.9%	27.2%	27.7%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$477,751	$404,783	$1,853,963	$1,557,289
In-center revenue	168,633	141,267	692,688	597,040
Total Center revenue	$646,384	$546,050	$2,546,651	$2,154,329

Average Center revenue per center membership (1)	$796	$711	$3,160	$2,810
Comparable center revenue (2)	13.5%	11.7%	12.2%	15.3%

Center Data
Net new center openings (3)	2	1	8	10
Total centers (end of period) (3)	179	171	179	171
Total center square footage (end of period) (4)	17,600,000	16,800,000	17,600,000	16,800,000

GAAP and Non-GAAP Financial Measures
Net income	$37,163	$23,684	$156,240	$76,063
Net income margin (5)	5.6%	4.2%	6.0%	3.4%
Adjusted net income (6)	$60,263	$37,985	$200,451	$129,704
Adjusted net income margin (6)	9.1%	6.8%	7.6%	5.9%
Adjusted EBITDA (7)	$176,964	$137,708	$676,780	$536,831
Adjusted EBITDA margin (7)	26.7%	24.6%	25.8%	24.2%
Center operations expense	$343,877	$288,257	$1,392,421	$1,184,370
Pre-opening expenses (8)	$1,185	$1,134	$6,003	$7,280
Rent	$79,141	$71,926	$304,945	$275,122
Non-cash rent expense (open properties) (9)	$7,630	$7,964	$31,034	$33,626
Non-cash rent expense (properties under development) (9)	$929	$2,680	$2,705	$3,918
Net cash provided by operating activities	$163,141	$132,058	$575,117	$463,004
Free cash flow (10)	$26,526	$(35,970)	$273,580	$(108,989)
(1)    We define Average Center revenue per center membership as Center revenue less Digital on-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During 2024, we opened eight centers.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2024	2023	2024	2023
Net income	$37,163	$23,684	$156,240	$76,063
Share-based compensation expense (a)	20,584	13,115	51,034	50,144
Loss (gain) on sale-leaseback transactions (b)	2	193	(2,618)	13,624
Legal settlements (c)	—	—	1,250	—
Asset impairments (d)	—	—	—	6,620
Other (e)	10,336	1,311	9,409	(3,541)
Taxes (f)	(7,822)	(318)	(14,864)	(13,206)
Adjusted net income	$60,263	$37,985	$200,451	$129,704

Income per common share:
Basic	$0.18	$0.12	$0.77	$0.39
Diluted	$0.17	$0.12	$0.74	$0.37
Adjusted income per common share:
Basic	$0.29	$0.19	$0.99	$0.66
Diluted	$0.27	$0.19	$0.95	$0.64
Weighted-average common shares outstanding:
Basic	207,142	196,463	201,640	195,671
Diluted	220,267	203,420	211,164	204,005
(a)    Share-based compensation expense recognized during the three months and year ended December 31, 2024, was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”) that launched on December 1, 2022, and liability-classified awards related to our 2024 short-term incentive plan. Share-based compensation expense recognized during the three months and year ended December 31, 2023, was associated with stock options, restricted stock units, our ESPP and liability-classified awards related to our 2023 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    We adjust for the impact of unusual legal settlements. These costs are non-recurring in nature and do not reflect costs associated with our normal ongoing operations.
(d)    Represents non-cash asset impairments of our long-lived assets, excluding impairments on development costs that are part of our normal course of business.
(e)    Includes (i) a $10.3 million and $13.8 million write-off of the unamortized debt discounts and issuance costs associated with the extinguishment of our former Term Loan Facility and Construction Loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes for the three months and year ended December 31, 2024, respectively, (ii) (gain) loss on sales of land of $(5.0) million and $0.4 million for the years ended December 31, 2024 and 2023, respectively, (iii) incremental net expenses we recognized related to the COVID-19 pandemic of $0.1 million for the three months ended December 31, 2023 and $0.6 million and $0.5 million for the years ended December 31, 2024 and 2023, respectively, (iv) gain on sales of the Company’s triathlons and certain other assets of $(4.9) million for the year ended December 31, 2023, (v) large corporate restructuring charges and executive level involuntary terminations of $0.5 million for the three months and year ended December 31, 2023, and (vi) other transactions which are unusual or non-recurring in nature of $0.7 million for the three months ended December 31, 2023.
(f)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2024	2023	2024	2023
Net income	$37,163	$23,684	$156,240	$76,063
Interest expense, net of interest income (e)	37,012	34,548	148,095	130,797
Provision for income taxes	12,583	527	52,528	18,727
Depreciation and amortization	69,613	64,330	274,681	244,397
Share-based compensation expense (a)	20,584	13,115	51,034	50,144
Loss (gain) on sale-leaseback transactions (b)	2	193	(2,618)	13,624
Legal settlements (c)	—	—	1,250	—
Asset impairments (d)	—	—	—	6,620
Other (f)	7	1,311	(4,430)	(3,541)
Adjusted EBITDA	$176,964	$137,708	$676,780	$536,831
(a) – (d)    See the corresponding footnotes to the table in footnote 6 immediately above.
(e)    Includes a $10.3 million and $13.8 million write-off of the unamortized debt discounts and issuance costs associated with the extinguishment of our former Term Loan Facility and Construction Loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes for the three months and year ended December 31, 2024, respectively.
(f)    Includes (i) (gain) loss on sales of land of $(5.0) million and $0.4 million for the years ended December 31, 2024 and 2023, respectively, (ii) incremental net expenses we recognized related to the COVID-19 pandemic of $0.1 million for the three months ended December 31, 2023 and $0.6 million and $0.5 million for the years ended December 31, 2024 and 2023, respectively, (iii) gain on sales of the Company’s triathlons and certain other assets of $(4.9) million for the year ended December 31, 2023, (iv) large corporate restructuring charges and executive level involuntary terminations of $0.5 million for the three months and year ended December 31, 2023, and (v) other transactions which are unusual or non-recurring in nature of $0.7 million for the three months ended December 31, 2023.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.

The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$163,141	$132,058	$575,117	$463,004
Capital expenditures, net of construction reimbursements	(136,322)	(168,028)	(524,535)	(697,993)
Proceeds from sale-leaseback transactions	(293)	—	207,421	121,831
Proceeds from land sales	—	—	15,577	4,169
Free cash flow	$26,526	$(35,970)	$273,580	$(108,989)

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	December 31, 2024	December 31, 2023
Current maturities of debt	$22,584	$73,848
Long-term debt, net of current portion	1,513,157	1,859,027
Total Debt	$1,535,741	$1,932,875
Less: Fair value adjustment	284	521
Less: Unamortized debt discounts and issuance costs	(19,856)	(15,270)
Less: Cash and cash equivalents	10,879	11,161
Net Debt	$1,544,434	$1,936,463
Trailing twelve-month Adjusted EBITDA	676,780	536,831
Net Debt Leverage Ratio	2.28x	3.61x

Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2025
($ in millions)
(Unaudited)

Year Ending
December 31, 2025
Net income	$277 – $284
Interest expense, net of interest income	94 – 90
Provision for income taxes	102 – 105
Depreciation and amortization	265 – 273
Share-based compensation expense	42 – 48
Adjusted EBITDA	$780 – $800